EXHIBIT 99.1

[CHART INDUSTRIES, INC. LETTERHEAD]

(BW) (OH-CHART-INDUSTRIES) (CTI) Chart Industries Reports Third-Quarter Results

       Business Editors

       CLEVELAND — (BUSINESS WIRE) — Oct. 29, 2001— Chart Industries, Inc., (NYSE:CTI) today reported results for its third quarter and nine months ended September 30, 2001. Sales for the third quarter of 2001 were $80.6 million, down 8.4 percent from $88.0 million for the corresponding quarter of 2000. Net loss was $1.2 million, or $0.05 per diluted share, for the third quarter of 2001 compared with net income of $1.0 million, or $0.04 per diluted share, for the third quarter of 2000. Orders in the third quarter of 2001 totaled $67.5 million, compared to $83.6 million in the second quarter of 2001.

       Sales for the first nine months of 2001 increased 7.8 percent to $254.4 million from $235.9 million for the corresponding period in 2000. For the first nine months of 2001, net loss was $1.2 million, or $0.05 per diluted share, compared with net income of $0.9 million, or $0.04 per diluted share, for the first nine months of 2000.

       Commenting on Chart's results for the third quarter and first nine months of 2001, Arthur S. Holmes, Chairman and Chief Executive Officer, said, "Declining demand caused our third-quarter sales to fall to the lowest level we've experienced since the second quarter of 2000. Low sales volume and competitive selling prices resulted in a consolidated average gross margin just over 26 percent, which is well below our benchmark."

       "Lower interest charges were significantly offset by non-cash charges of $1.6 million during the third quarter of 2001 and $2.7 million for the first nine months of 2001. These charges relate to accounting for the Company's interest rate collars under the new accounting rules for derivative financial instruments and reflect an estimated decline in the market value of interest rate collars held by the Company. Our net loss for the third quarter and first nine months of 2001 includes three non-operating items: employee separation and plant closure costs, a gain on the sale of assets, and the non-cash charges for derivative contracts. These items had a net unfavorable impact on the Company's results of $0.03 per share during the third quarter of 2001 and $0.09 per share during the first nine months of 2001."

       Continuing, Mr. Holmes said, "The Company experienced weak demand for our products in all business segments during this quarter. A softening business climate was dramatically accelerated following the events of September 11th . Although we have observed some recovery in demand for certain product lines in October, these events will have a negative impact on our business over the next several quarters."

       Mr. Holmes further commented on Chart's three business segments, stating, "Our Applied Technologies ("AT") segment fared the best during this quarter. Although sales decreased slightly from the second quarter of 2001, they were greater than sales from the same quarter last year. Gross margins for this segment were respectable at 36.4 percent. AT orders were reasonable, considering the business climate, with notable strength in the liquefied natural gas ("LNG") fueling products, within our NexGen Division, and Chart's medical products."

       "Chart's Distribution & Storage ("D&S") segment experienced lower sales and gross margins compared to the third quarter of 2000. D&S order intake in the third quarter of 2001 was down significantly from the previous quarter and the third quarter of 2000. This business currently reflects the general economic trends in our U.S., European and Asian markets."

       "The Process Systems & Equipment ("PS&E") segment continued to experience depressed sales volume and gross margin, awaiting the recovery of its industrial gas market and anticipated awards of some large hydrocarbon projects. As previously reported, our PS&E businesses have actively bid for natural gas, ethylene and other hydrocarbon projects worldwide all year. These appear to be viable projects that will go forward, but delays in awarding contracts continue due to unsettled economic conditions. Uncertainty in energy prices, product demand and political developments are key factors influencing these delays. We have continued to reduce manpower levels in this segment to reflect our current low order backlog."

       "Looking ahead, we are confident that our products and the markets which we serve will demonstrate higher demand. Predicting the timing of recovery, however, is difficult in the current post-September 11th environment. We are continuing to take steps to consolidate our business and continue to squeeze out reductions in costs and working capital levels. Marginal or under-performing operations and assets are being scrutinized for disposal. We continue to pursue and evaluate sources of financing to provide a long-term, stable capital structure for the Company. Our efforts in this area were substantially delayed due to the September 11th events. We expect to have our refinancing plans firmed up by the end of 2001."

       Mr. Holmes concluded, "Based upon current economic conditions, we anticipate the fourth quarter of 2001 to be somewhat weaker than the third quarter in sales and profitability. If the Company's PS&E segment receives orders in the fourth quarter of 2001 for the anticipated hydrocarbon projects and some stability is restored in the D&S and AT business markets, we should see improving performance in the early quarters of 2002."

       Financial highlights are as follows (all figures are in thousands of dollars except per-share amounts, which are based on average shares outstanding on a diluted basis):

	Three months ended September 30,
	2001	2000	% Change
Sales	$80,595	$88,012	(8.4)%
Gross profit	21,180	26,951	(21.4)%
Net (loss) income	(1,170)	1,038	N/M
Net (loss) income per share – assuming dilution	(0.05)	0.04	N/M

	Nine months ended September 30,
	2001	2000	% Change
Sales	$254,424	$235,928	7.8%
Gross profit	69,780	70,364	(0.8)%
Net (loss) income	(1,189)	944	N/M
Net (loss) income per share – assuming dilution	(0.05)	0.04	N/M

              N/M — (Not meaningful)

THIRD-QUARTER 2001 FINANCIAL RESULTS

       Sales for the third quarter of 2001 were $80.6 million versus $88.0 million for the third quarter of 2000, a decrease of $7.4 million, or 8.4 percent. Based on strong demand for medical products, AT segment sales increased 2.1 percent to $36.2 million in the third quarter of 2001, compared with sales of $35.4 million in the third quarter of 2000. D&S segment sales decreased 9.5 percent, with third-quarter 2001 sales of $32.7 million. The decline primarily occurred in the packaged gas business, with overall lower demand in Asia, and lower demand in the United States subsequent to the events of September 11th . PS&E segment sales were $11.7 million, down from sales of $16.4 million in the third quarter of 2000. Large LNG plant orders bolstered sales in this segment in the third quarter of 2000.

       Gross profit for the third quarter of 2001 was $21.2 million versus $27.0 million for the third quarter of 2000, a decrease of $5.8 million, or 21.4 percent. Gross profit margin for the third quarter of 2001 was 26.3 percent versus 30.6 percent for the third quarter of 2000. The weakening economy has caused declining sales prices and reduced volumes, which have resulted in lower margins throughout all segments, but particularly in the PS&E segment.

       Selling, general and administrative ("SG&A") expense for the third quarter of 2001 was $14.1 million, versus $16.2 million for the third quarter of 2000, representing lower selling costs, reductions in administrative costs and lower incentive compensation expense. SG&A expense as a percentage of sales was 17.5 percent for the third quarter of 2001 versus 18.4 percent for the third quarter of 2000.

       Net interest expense for the third quarter of 2001 was $5.3 million versus $7.0 million for the third quarter of 2000, reflecting lower rates due to decreases by the Federal Reserve in base interest rates. As a result of the significant rate decreases, however, the Company was required to record a non-cash charge related to an estimated decline in market value of the Company's interest rate collars, which will be offset in the future by lower actual interest rates on outstanding loans. This charge totaled $1.6 million for the third quarter of 2001 and $2.7 million for the first nine months of 2001. There were no comparable non-cash charges for the same periods in 2000.

       The Company sold its minority interest in Restaurant Technologies Inc. for net proceeds of $2.4 million during the third quarter of 2001, resulting in a gain of $0.5 million.

       Income tax expense for the third quarter includes the cumulative effect of adjusting the Company's estimated effective tax rate. This change is due to the combination of reduced estimated 2001 taxable income and the fixed amounts of non tax-deductible goodwill amortization, and resulted in income tax expense in the third quarter of 2001 even though the Company had a loss before taxes.

       Cash provided by operations for the first nine months of 2001 was $0.5 million compared with $10.2 million provided in the first nine months of 2000. The decline was primarily attributable to working capital requirements during the year.

       Total debt was $271.8 million at September 30, 2001, compared with $269.9 million at December 31, 2000. As a result of declining financial results for the last consecutive four quarters and the Company's debt level, as of September 30, 2001 the Company was not in compliance with its financial leverage ratio covenant under the Company's Credit Agreement. This covenant was waived by the lenders until December 31, 2001. The additional liquidity facility and financial covenant relief agreed upon during the fourth quarter of 2000 also expire at the end of 2001. The Company continues to evaluate its refinancing options and pursue potential sources of additional capital to pay down bank debt. Due to the uncertainty in the timing and nature of the refinancing of the Company's capital structure, however, $237.9 million of long-term debt was required to be reclassified as a current liability at September 30, 2001. The Company expects to have its refinancing plans firmed up by the end of 2001.

       Capital expenditures for the first nine months of 2001 were $5.7 million compared with $4.0 million in the first nine months of 2000. The Company does not have any large capital projects in process and anticipates only nominal maintenance capital expenditures for the balance of this year.

       The Company believes cash flow from operations and available borrowings will be sufficient to fund required debt amortization, working capital requirements and necessary capital expenditures for the remainder of the current year.

ORDERS AND BACKLOG

Chart's consolidated orders for the third quarter of 2001 totaled $67.5 million, compared with orders of $83.6 million for the second quarter of 2001. Chart's consolidated firm order backlog at September 30, 2001 was $71.1 million, a decrease of $15.2 million from $86.3 million at June 30, 2001.

       AT orders for the third quarter of 2001 totaled $32.3 million, compared with $34.6 million for the second quarter of 2001. Third-quarter orders were strong in LNG fueling stations and vehicle tanks, as well as medical products.

       D&S orders for the third quarter of 2001 totaled $24.9 million, compared with $41.8 million for the second quarter of 2001. The second quarter of 2001 contained large orders for railcars and oil field service equipment. These products tend to be ordered in lots covering the next 12 to 18 months of customer requirements. In addition, the D&S segment experienced a drop off in orders for packaged gas equipment and engineered tanks, compared with the second quarter of 2001, largely the result of the slowdown in the US economy.

       PS&E orders for the third quarter of 2001 totaled $10.3 million, compared with $7.2 million in the second quarter of 2001. Order activity continues to reflect low activity in the industrial gas market and project delays in the hydrocarbon market. PS&E backlog at September 30, 2001, was $16.1 million, down from $17.4 million at June 30, 2001.

GENERAL

       This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, unanticipated slowdowns in the Company's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, the ability of the Company to satisfy covenants under its Credit Agreement, the ability of the Company to access additional sources of capital and restructure its debt arrangements, and changes in worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations.

       Chart Industries, Inc. manufactures standard and custom-built industrial process equipment primarily for low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 12 states and international operations located in Australia, China, Czech Republic, England, Germany and Singapore.

       For more information on Chart Industries, Inc. visit the Company's home page web site at www.chart-ind.com.

CHART INDUSTRIES, INC.
QUARTERLY SEGMENT INFORMATION
LAST FIVE-QUARTER TREND

	2000 Third Quarter	2000 Fourth Quarter	2001 First Quarter	2001 Second Quarter	2001 Third Quarter
	(Dollars in thousands)
Sales
Applied Technologies	$35,409	$38,170	$34,124	$38,240	$36,160
Distribution & Storage Equipment	36,166	33,763	33,579	34,128	32,739
Process Systems & Equipment	16,437	17,839	21,329	12,429	11,696
Total	$88,012	$89,772	$89,032	$84,797	$80,595

Gross Profit
Applied Technologies	$14,391	$14,606	$13,479	$11,900	$13,155
Distribution & Storage Equipment	7,890	6,243	7,603	8,154	6,823
Process Systems & Equipment	4,670	4,816	5,987	1,477	1,202
Total	$26,951	$25,665	$27,069	$21,531	$21,180

Gross Profit Margin
Applied Technologies	40.6%	38.3%	39.5%	31.1%	36.4%
Distribution & Storage Equipment	21.8%	18.5%	22.6%	23.9%	20.8%
Process Systems & Equipment	28.4%	27.0%	28.1%	11.9%	10.3%
Total	30.6%	28.6%	30.4%	25.4%	26.3%

Orders
Applied Technologies	$37,010	$43,722	$29,822	$34,617	$32,299
Distribution & Storage Equipment	45,769	32,638	32,881	41,779	24,919
Process Systems & Equipment	31,889	8,518	10,297	7,165	10,305
Total	$114,668	$84,878	$73,000	$83,561	$67,523

Backlog
Applied Technologies	$29,939	$35,205	$29,155	$25,348	$21,311
Distribution & Storage Equipment	40,337	39,227	38,066	43,531	33,692
Process Systems & Equipment	43,163	33,686	22,653	17,429	16,050
Total	$113,439	$108,118	$89,874	$86,308	$71,053

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000

Sales	$80,595	$88,012	$254,424	$235,928
Cost of sales	59,415	61,061	184,644	165,564

Gross profit	21,180	26,951	69,780	70,364

Selling, general and administrative expense	14,106	16,230	44,840	45,034
Goodwill amortization expense	1,239	1,284	3,778	3,654
Employee separation and plant closure costs	198		1,601

	15,543	17,514	50,219	48,688

Operating income	5,637	9,437	19,561	21,676

Other income (expense):
Gain on sale of assets	538		538	366
Equity income in joint venture	96	69	379	52
Interest expense - net	(5,269)	(7,017)	(17,465)	(19,700)
Derivative contracts valuation expense	(1,616)		(2,678)

	(6,251)	(6,948)	(19,226)	(19,282)

(Loss) Income before income taxes, minority interest and cumulative effect of change in accounting principle	(614)	2,489	335	2,394

Income tax expense	506	1,435	1,340	1,388

(Loss) Income before minority interest and cumulative effect of change in accounting principle	(1,120)	1,054	(1,005)	1,006

Minority interest, net of taxes	50	16	96	62

(Loss) Income before cumulative effect of change in accounting principle	(1,170)	1,038	(1,101)	944

Cumulative effect of change in accounting principle, net of taxes			88

Net (loss) income	$(1,170)	$1,038	$(1,189)	$944

Net (loss) income per common share:
(Loss) Income before cumulative effect of change in accounting principle	$(0.05)	$0.04	$(0.05)	$0.04
Cumulative effect of change in accounting principle			0.00

Net (loss) income per common share	$(0.05)	$0.04	$(0.05)	$0.04

Net (loss) income per common share - assuming dilution:
(Loss) Income before cumulative effect of change in accounting principle	$(0.05)	$0.04	$(0.05)	$0.04
Cumulative effect of change in accounting principle			0.00

Net (loss) income per common share - assuming dilution	$(0.05)	$0.04	$(0.05)	$0.04

Shares used in per share calculations	24,634	24,108	24,519	24,111

Shares used in per share calculations - assuming dilution	24,634	24,403	24,519	24,325

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	September 30, 2001	December 31, 2000
ASSETS

Current Assets
Cash and cash equivalents	$3,298	$4,921
Accounts receivable, net	54,072	53,917
Inventories, net	63,204	66,987
Other current assets	27,514	31,006

Total Current Assets	148,088	156,831

Property, plant and equipment, net	61,699	63,382
Goodwill, net	169,677	173,128
Other assets, net	26,195	28,148

TOTAL ASSETS	$405,659	$421,489

LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$29,478	$36,265
Customer advances	1,544	1,790
Billings in excess of contract revenue	4,772	2,630
Accrued expenses and other liabilities	33,194	44,770
Current portion of long-term debt	269,489	25,484

Total Current Liabilities	338,477	110,939

Long-term debt	2,291	244,386
Other long-term liabilities	10,707	11,320

Shareholders' Equity	54,184	54,844

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$405,659	$421,489

The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Nine Months Ended September 30,
	2001	2000

OPERATING ACTIVITIES
Net (loss) income	$(1,189)	$944
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	88
Gain on sale of assets	(538)	(366)
Depreciation and amortization	13,710	14,044
Income from joint venture	(379)	(52)
Foreign currency transaction gain	(60)	(375)
Minority interest	96	147
Contribution of stock to employee benefit plans	1,398	1,832
Increase (decrease) in cash resulting from changes in operating assets and liabilities:
Accounts receivable	(1,507)	2,752
Inventory and other current assets	6,609	(18,828)
Accounts payable and other current liabilities	(19,583)	6,317
Billings in excess of contract revenue and
customer advances	1,886	3,824

Net Cash Provided By Operating Activities	531	10,239

INVESTING ACTIVITIES
Capital expenditures	(5,740)	(4,038)
Proceeds from sale of assets	2,365	900
Other investing activities	5	163

Net Cash Used in Investing Activities	(3,370)	(2,975)

FINANCING ACTIVITIES
Borrowings on revolving credit facilities	88,188	86,201
Repayments on revolving credit facilities	(71,471)	(73,836)
Principal payments on long-term debt	(14,888)	(14,829)
Deferred financing costs	(169)
Treasury stock and stock option transactions	(85)	8

Net Cash Provided By (Used in) Financing Activities	1,575	(2,456)

Net (decrease) increase in cash and cash equivalents	(1,264)	4,808
Effect of exchange rate changes on cash	(359)	(2,540)
Cash and cash equivalents at beginning of period	4,921	2,314

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,298	$4,582

       CONTACT: Chart Industries, Inc.
                            Michael F. Biehl, 440/753-1490